                                  FORM 51-102F3
                             MATERIAL CHANGE REPORT

ITEM 1   NAME AND ADDRESS OF COMPANY

Algonquin Power Income Fund (the "Fund")
2845 Bristol Circle
Oakville, Ontario
L6H 7H7

ITEM 2   DATE OF MATERIAL CHANGE

May 11, 2006

ITEM 3   NEWS RELEASE

A news release in respect of the material change was issued on May 11, 2006 through Canada Newswire. A copy of the Fund's May 11, 2006 news release is attached as Schedule "A".

ITEM 4   SUMMARY OF MATERIAL CHANGE

The Fund announced its intention to make an offer to acquire AirSource Power
Fund I LP ("AirSource").

ITEM 5   FULL DESCRIPTION OF MATERIAL CHANGE

The Fund announced that it had entered into a Support Agreement pursuant to which the Fund will cause an affiliated entity, Algonquin (AirSource) Power LP
(the "Offeror") to make an offer (the "Offer") to acquire all of the outstanding limited partnership units (the "AirSource Units") of AirSource. The Offer will be made by way of a take-over bid through the issuance of one exchangeable limited partnership unit (an "Exchangeable Unit") of the Offeror for each
AirSource Unit representing an equivalent price of $10.00 per Unit, based on the volume weighted average price of Algonquin's trust units (the "Algonquin
Units") on the Toronto Stock Exchange for the 20 trading days ending May 9, 2006 and will be open for acceptance for 45 days from the date of mailing of the
Offer, unless withdrawn or extended.

Each Exchangeable Unit will be entitled, subject to available cash in the
Offeror, to receive monthly distributions equivalent to the distributions paid on Algonquin Units and will be exchangeable by the holder, at any time, into
0.9808 Algonquin Units.

The AirSource Independent Liquidity Committee has determined that the Offer is in the best interests of AirSource Unitholders and has received an opinion from
CIBC World Markets Inc. that the consideration offered pursuant to the Offer is fair, from a financial point of view, to the AirSource Unitholders. The Board of
Directors of AirSource will recommend that AirSource Unitholders accept the
Offer. Notwithstanding their support for the Offer, the Independent Liquidity
Committee, with the assistance of Algonquin as provided under the Support
Agreement, has committed to solicit alternative proposals from third parties including publicly-traded income funds during the period the Offer is open for acceptance and has reserved the right to consider any superior proposals which may arise.

                                      - 2 -

The Offer will be conditional upon, among other things, there not occurring any material adverse change in the business, the St. Leon wind energy facility (the
"Project"), operations, assets or liabilities of AirSource and/or any of its subsidiaries or affiliated entities.

The full text of the Fund's May 11, 2006 news release is attached as Schedule
"A".

ITEM 6   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not applicable.

ITEM 7   OMITTED INFORMATION

Not applicable.

ITEM 8   EXECUTIVE OFFICER

Further information can be obtained from Peter Kampian, Chief Financial Officer of the Fund, at 905-465-4500.

ITEM 9   DATE OF REPORT

May 19, 2006

                                  SCHEDULE "A"
                                  PRESS RELEASE

ALGONQUIN POWER INCOME FUND ANNOUNCES ITS INTENTION TO MAKE AN OFFER TO ACQUIRE
                            AIRSOURCE POWER FUND I LP

OAKVILLE, ON, May 11, 2006 - Algonquin Power Income Fund ("Algonquin") announced today that it has entered into a Support Agreement pursuant to which, Algonquin will cause its affiliated entity, Algonquin (AirSource) Power LP (the "Offeror")
to make an offer (the "Offer") to acquire all of the outstanding limited partnership units (the "AirSource Units") of AirSource Power Fund I LP
("AirSource"). The Offer will be made by way of a take-over bid through the issuance of one exchangeable limited partnership unit (an "Exchangeable Unit")
of the Offeror for each AirSource Unit representing an equivalent price of
$10.00 per Unit, based on the volume weighted average price of Algonquin's trust units (the "Algonquin Units") on the Toronto Stock Exchange for the 20 trading days ending May 9, 2006 and will be open for acceptance for 45 days from the date of mailing of the Offer, unless withdrawn or extended. Each Exchangeable
Unit will be entitled, subject to available cash in the Offeror, to receive monthly distributions equivalent to the distributions paid on Algonquin Units and will be exchangeable by the holder, at any time, into 0.9808 Algonquin
Units. The Offer will provide eligible holders of AirSource Units ("AirSource
Unitholders") the opportunity to elect pursuant to subsection 97(2) of the
Income Tax Act (Canada) if they wish to defer the recognition of all or any portion of the capital gain which would otherwise occur on the exchange of
AirSource Units for Exchangeable Units.

The AirSource Independent Liquidity Committee (comprised of directors of the
AirSource general partner who are not related to Algonquin) has determined that the Offer is in the best interests of AirSource Unitholders and has received an opinion from CIBC World Markets Inc. that the consideration offered pursuant to the Offer is fair, from a financial point of view, to the AirSource Unitholders.
The Board of Directors of AirSource will recommend that AirSource Unitholders accept the Offer. Notwithstanding their support for the Offer, the Independent
Liquidity Committee, with the assistance of Algonquin as provided under the
Support Agreement, has committed to solicit alternative proposals from third parties including publicly-traded income funds during the period the Offer is open for acceptance and has reserved the right to consider any superior proposals which may arise.

The Offer will be conditional upon, among other things, there not occurring any material adverse change in the business, the St. Leon wind energy facility (the
"Project"), operations, assets or liabilities of AirSource and/or any of its subsidiaries or affiliated entities. The Offeror acknowledges that completion of the Project has been delayed due to adverse weather conditions, equipment delivery delays and construction completion difficulties experienced by the turn-key construction contractor. While all wind turbines comprising the Project have now been erected and individually commissioned, a number of technical concerns remain to be addressed by the turn-key construction contractor in respect of the construction of the Project. The Offeror acknowledges that the
Offer is being made on an "as-is, where-is" basis with respect to the status of the Project. Further, provided that and notwithstanding the foregoing, if the
Project manifests additional problems that have or could have a significant effect on the economic viability of the Project, in the opinion of the Offeror, acting reasonably, the Offeror shall have the right to assert that the same constitutes a material adverse change.

                                      - 2 -

About AirSource Power Fund I LP

AirSource Power Fund I LP Is a limited partnership established to invest in wind energy. AirSource and its affiliates have constructed the St. Leon Wind Energy facility, comprised of 63 1.65 megawatt turbines totalling approximately 99 megawatts of installed capacity located near the Town of St. Leon, Manitoba. The facility is the first wind farm in the province of Manitoba, and one of the largest wind turbine farms in Canada to date. For further information, please visit www.airsourcepowerfund.com.

About Algonquin Power Income Fund

Algonquin Power Income Fund is an open-ended investment trust that owns and has interests in a diverse portfolio of power generating and infrastructure assets across North America, including 48 hydroelectric facilities, five natural gas-fired cogeneration facilities, 18 alternative fuels facilities and 15 water reclamation and distribution facilities. Algonquin Power Income Fund was established in 1997 to provide unitholders with sustainable, highly stable and growing cash flows through a diversified portfolio of energy and infrastructure assets. Algonquin Power Income Fund's units and convertible debentures are traded on the Toronto Stock Exchange under the symbols APF.UN & APF.DB respectively, and units are included in the S&P/TSX Composite Index. More information about Algonquin Power Income Fund can be found at
www.algonquinpower.com.

For further information: Kelly Castledine, Algonquin Power Income Fund, c/o
Algonquin Power Management Inc., 2845 Bristol Circle, Oakville, Ontario, L6H
7H7, (905) 465-4500, APIF@AlgonquinPower.com; Daniel Allard, Chairman,
Independent Liquidity Committee, AirSource Power Fund GP Inc., c/o GreenWing
Energy, Inc., 600-666 Burrard Street, Vancouver, BC, V6C 2X8, (604) 639-3156,
drallard@greenwingenergy.com.